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                                                                EXHIBIT 1.6

                             VOTING TRUST AGREEMENT


     This Agreement is made on the 28th day of August, 1997 at Austin, Travis County, Texas, by and between John B. van der Hagen ("Shareholder"), the sole shareholder of the issued and outstanding stock of Surrey, Inc. ("Surrey" or the "Corporation"), a Texas corporation, and Saeger, Angenend & Augustine ("Trustee"), a Texas Professional Corporation, as Trustee.

     WHEREAS, James K. Olson ("Olson") and wife, Louise K. Olson, have sold to Surrey One Hundred Thousand (100,000) shares of common stock of Surrey, representing all of the shares of common stock owned of record and beneficially by Olson, and

     WHEREAS, Surrey has issued a Promissory Note ("Note") in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) to Olson for payment of the shares purchased from Olson, and

     WHEREAS, all of the shares of stock of Surrey owned of record and beneficially by Shareholder are encumbered by a lien granted by Shareholder inuring to the benefit of Norwest Bank Texas, South Central, a Texas state bank ("Bank"), and

     WHEREAS, it is contemplated that Surrey will raise money for the purposes of its business by the sale of stock through an Initial Public Offering ("IPO"), a portion of which will be used to pay, in full, the obligation of the Note.

     IT IS THEREFORE AGREED:

     1. Transfer of Shares to Trustee. Shareholder, simultaneously with the execution of this Agreement, shall assign and deliver all his share certificates evidencing all of his shares of stock of Surrey to the Trustee, who shall cause the shares represented thereby to be transferred to the Trustee, as voting trustee, on the books of Surrey. The Corporation shall issue new share certificates (the "Reissued Certificates") in the name of the Trustee, which certificates shall state they are issued pursuant to this Agreement by a legend in the following form:

      THIS CERTIFICATE IS ISSUED PURSUANT TO THE PROVISIONS OF A VOTING TRUST AGREEMENT, A COPY OF WHICH IS AVAILABLE AT THE CORPORATION'S MAIN OFFICE.

      THIS CERTIFICATE IS ENCUMBERED BY A LIEN GRANTED BY JOHN VAN DER HAGEN INURING TO THE BENEFIT OF NORWEST BANK TEXAS, SOUTH CENTRAL.

      THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT DATED JUNE 27, 1988, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND SAID SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT IN STRICT ACCORDANCE WITH THE


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      TERMS OF THIS AGREEMENT.  A COPY OF SAID AGREEMENT WILL BE FURNISHED
      WITHOUT CHARGE TO THE SHAREHOLDER UPON RECEIPT BY THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE HOLDER REQUESTING SUCH A COPY.

and the Trustee immediately shall deliver the Reissued Certificates to Bank.

     2. Pledge of Shares. Trustee and Shareholder each acknowledge and agree that all of the shares of stock of Surrey owned of record or beneficially by Shareholder and all of the shares of stock evidenced by such new share certificates issued in the name of the Trustee are encumbered and shall continue to be encumbered by a lien granted by Shareholder inuring to the benefit of the Bank, and such shares constitute all of the issued and outstanding stock of Surrey.

     3. Voting Trust; Termination. The trust created hereby hives the Trustee the exclusive right to vote such shares during the term of this Agreement, subject to the provisions hereof. Except as to the matters specifically set out below in this Section 3, upon any vote of the shareholders of the Corporation during the term of this Agreement, the Trustee shall vote Shareholder's shares as directed by Shareholder or Shareholder's successor or successors in interest. In addition, in the event that the IPO is not closed as of 5:00 p.m., Central Standard Time, on December 31, 1997, or such later date as Shareholder and Olson shall agree in writing delivered to the Trustee, Shareholder agrees to call a 5:05 p.m., Central Standard Time, December 31, 1997 meeting to vote on those Shareholder Resolutions which are attached hereto as Exhibit A, hereby waives any notice of such meeting required by Texas law, and hereby directs Trustee to vote Shareholder's shares to adopt such Shareholder Resolutions. The Trust shall terminate upon the earlier of the payment of the Note or immediately after the exercise by the trustee of its right to vote the shares to approve the Shareholder Resolutions set forth in Exhibit A.

     4. Transfer at Termination. At the termination of the trust hereby created, the Trustee shall deliver to Surrey and to Bank notification of the termination of this Agreement.

     5. Copies of Agreement. This Agreement may be executed in multiple counterparts but shall not otherwise by severable or divisible. Upon execution of this Agreement and the establishment of this trust, Trustee shall cause a copy of this Agreement to be filed in the registered office of Surrey. This Agreement shall be open to inspection in the manner provided for inspection under the laws of the State of Texas.

     6. Place of Performance. This Agreement is executed and entered into at Austin, Travis County, Texas, and it is mutually agreed that the performance of all parts of this contract shall be at Austin, Travis County, Texas.

     7. Governing Law. This Agreement is intended by the parties to be governed and construed in accordance with the laws of the State of Texas.


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     8.         Severability of Provisions.  This Agreement shall not be
severable or divisible in any way, but it is specifically agreed that, if any provision should be invalid, the invalidity shall not effect the validity of the remainder of the Agreement.

     9. Construction by Trustee. The Trustee is authorized and empowered to construe this Agreement. Trustee's reasonable construction made in good faith shall be conclusive and binding on Shareholder and on all parties to this Agreement.

     10. Share Adjustment. The number of shares of common stock of Surrey subject to this Agreement shall be subject to adjustment as a result of any stock splits, combinations or dividends payable by Surrey in shares of common stock. All such shares including any increase in the number of shares, shall at all times, however, remain encumbered by the lien of Bank.

     Executed on August 28, 1997.

                                           SHAREHOLDER:


                                           By: /s/ John B. van der Hagen
                                               -------------------------------
                                               John B. van der Hagen,
                                               Shareholder



                                           TRUSTEE:

                                           Saegert, Angenend & Augustine,
                                           A Professional Corporation, Trustee


                                           By: /s/ Paul D. Angenend
                                               ----------------------------
                                               Paul D. Angenend, President



Acknowledged and Agreed:

   /s/ James K. Olson
-------------------------
James K. Olson


   /s/ Louise K. Olson
-------------------------
Lousie K. Olson




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                                  EXHIBIT A

                     WRITTEN CONSENT OF THE SHAREHOLDER
                               OF SURREY, INC.
              IN LIEU OF SPECIAL MEETING OF ____________, 1997

     Article 9.10.A of the Texas Business Corporation Act provides that any action required or permitted to be taken at a meeting of the shareholders of a corporation may be taken without a meeting if a consent, in writing, setting forth the action so taken is signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect as a unanimous vote of shareholders. Accordingly, pursuant to such statutory authority, the undersigned, being the voting trustee for the sole shareholder of Surrey, Inc. (the ""Corporation"", hereby consents to the adoption of the following resolutions as of the effective date of this written consent:

ISSUANCE OF STOCK

      RESOLVED, that (i) the Corporation shall issue to James K. Olson One Hundred Thousand (100,000) shares of common stock, no par value, of the Corporation (such number of shares subject to adjustment as a result of any stock splits, combinations or dividends payable by the Corporation in shares of common stock which have been authorized by the Corporation or its Board of Directors or shareholders since August 1, 1997) and at such time as James K. Olson executes security agreements (collectively the "Security Documents") acceptable in form and substance to Norwest Bank Texas, South Central (the "Bank") in the Bank's reasonable discretion, granting to the Bank a security interest in, and lien upon, such shares to secure all indebtedness of the Corporation to the Bank, and (ii) deliver the Security Documents and the certificate or certificates for such shares to Bank; such shares shall be issued in exchange for the Corporation's Promissory Note in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) issued to James K. Olson, such number of shares to represent one-half of the issued and outstanding shares of the Corporation immediately after such issuance.



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ELECTION OF DIRECTORS

      RESOLVED, that the following individuals are elected to serve as directors of the Corporation until their successors are duly qualified and elected

                                John B. van der Hagen
                                Mary A. van der Hagen
                                James K. Olson
                                Louise K. Olson

ELECTION OF OFFICERS


      RESOLVED, that the following individuals are elected to the offices set forth opposite their names, to serve until their successors are duly qualified and elected:


               James K. Olson                   Chief Executive Officer
               John B. van der Hagen            President
               Martin J. van der Hagen          Executive Vice President
               Mary A. van der Hagen            Vice President-Secretary
               Louise K. Olson                  Vice President-Treasurer
               Mark J. van der Hagen            Vice President


COMPENSATION OF DIRECTORS AND OFFICERS

      RESOLVED, that the compensation, including fringe benefits, of the Directors and officers, be set at the level then effective on August 1, 1997.

AMENDMENT TO BYLAWS

      RESOLVED, that the Bylaws of the Corporation be amended by adding a new
      Section 3 to Article IV, Certificates for Shares and Their Transfer, as follows:

                    Section 3. Certificates for Shares and Their Transfer. No Shareholder shall sell or transfer any share or shares of stock in this Corporation without notifying the Corporation in writing of the name of the proposed purchaser or transferee and the price at which the proposed sale or transfer is to be made. The Corporation, acting through its Board of Directors, shall have sixty (60) days after the receipt of such notification to either purchase for itself or find a purchaser for such share or shares at the price for which the Shareholder had received a bona fide offer and which offer is in effect at the time the Corporation is notified of the proposed sale. In the event the Corporation does not purchase the stock or find a purchaser at the said price within sixty (60) days from said notification, the Shareholder shall be free to transfer,



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               alienate or otherwise dispose of such share without any
               restrictions whatsoever. The Corporation, acting through its Board of Directors, may consent to such transfer prior to the expiration of the sixty day (60) day period. It is the intent that all restrictions hereby imposed upon sale or transfer of shares shall apply to all shares, whensoever, howsoever or by whomsoever acquired, the hands of all holders or owners, whether original Shareholders or subsequent purchasers or transferees and whether acquired through the voluntary or involuntary act of the Shareholder or by operation of law, and whether a part of the first authorized issue or any subsequent or increased issued.

                   The following shall be imprinted on the face of each stock certificate issued by the Corporation:

                   A Summary of the Bylaw restrictions on transferability of any share represented by this certificate is on the back of this certificate.

                   The following summary of restrictions on transferability
               shall be imprinted on the back of each stock certificate issued by the Corporation:

                   Summary of Restrictions on Transferability of Shares.
                   No Shareholder whether original Shareholder or subsequent purchaser or transferee shall sell or transfer any share of the Corporation without first giving the Corporation written notice of such intention, following which the Corporation will have sixty (60) days in which to purchase or find a purchaser at the price for which the Shareholder has received a bona fide offer. If the Corporation does not purchase or find a purchaser within the sixty-day (60) period at said price, the Shareholder shall be free to transfer, alienate or otherwise dispose of such shares without restriction whatsoever. (See Article IV, Section 3 of the Bylaws.)




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            PAYMENT OF FEES AND EXPENSES

            RESOLVED, that the Corporation pay all legal fees and other expenses incurred by John B. van der Hagen, Mary A. van der Hagen, James K. Olson, and Louise K. Olson relating to the sale of the Corporation's stock from James K. Olson and Louise K. Olson to the Corporation, and the subsequent reissue of such stock by the Corporation to James K. Olson and Louise K. Olson as authorized herein.

DATED:  Effective _______________, 1997.

                                SAEGERT, ANGENEND & AUGUSTINE
                                A PROFESSIONAL CORPORATION, Trustee


                                By:____________________________________
                                       Paul D. Angenend, President




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